Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Inpixon on Form S-3 of our report, dated November 30, 2020, with respect to our audit of the financial statements of nanotron Technologies GmbH as of December 31, 2019 and for the year ended December 31, 2019 appearing in the Current Report on Form 8-K/A of Inpixon filed on December 18, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ ECOVIS Audit AG

ECOVIS Audit AG

Berlin, Germany

June 4, 2021